UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 24, 2017

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Stein Mart, Inc. (“the Company”) is filing this Amendment No. 1 to the Company’s Current Report on Form 8-K filed on January 30, 2017 (the “Original Report”) to supplement the information provided in Item 5.02 therein regarding the terms of an option granted to MaryAnne Morin and to correct the statement that such option would be subject to the terms and conditions of the Company’s 2001 Omnibus Plan. The option is an inducement grant made outside such plan. All other information in the Original Report remains unchanged.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As previously described in the Original Report, MaryAnne Morin was appointed to serve as the Company’s President, effective February 6, 2017. Consequently, on February 22, 2017, the Company and Ms. Morin executed an Inducement Option Award Agreement (the “Award Agreement”), a copy of which is attached as Exhibit 10.1.

In accordance with the Award Agreement, the Company granted Ms. Morin an option to purchase 500,000 shares of the Company’s common stock with a per share exercise price of $3.72, the closing price on the grant date. The option will vest as to 20% of the total number of shares subject to the option on the first anniversary of the grant date and then 20% in each of the years following with 100% vesting occurring on the fifth year anniversary of this grant. The stock option was issued as an inducement material to the new employee entering into employment with the Company. The award was approved by the Company’s independent Compensation Committee as an inducement award in accordance with NASDAQ Listing Rule 5635(c)(4).

The preceding summary of the material terms of the Award Agreement is qualified in its entirety by the full text of such Award Agreement, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the Award Agreement, the text of the Award Agreement shall control.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	Inducement Option Award Agreement, dated February 22, 2017, between Stein Mart, Inc. and MaryAnne Morin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: February 24, 2017	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Inducement Option Award Agreement, dated February 22, 2017, between Stein Mart, Inc. and MaryAnne Morin